Exhibit 99.1

Ryman Hospitality Properties, Inc. Closes Acquisition of JW Marriott San Antonio Hill Country Resort & Spa from Blackstone Real Estate Income Trust, Inc.

NASHVILLE, Tenn. (June 30, 2023) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (“Ryman”) announced today it has closed the previously announced acquisition of the JW Marriott San Antonio Hill Country Resort & Spa (“JW Hill Country”) in San Antonio, Texas from Blackstone Real Estate Income Trust, Inc.

Mark Fioravanti, President and Chief Executive Officer of Ryman Hospitality Properties, said, “I want to thank our Ryman team and the Blackstone team for facilitating a smooth closing process. We are excited to begin integrating this beautiful resort into our one-of-a-kind portfolio of group hotels and look forward to pursuing additional value creation opportunities at this property and throughout our portfolio.”

Located amid approximately 640 acres in the Texas Hill Country, the JW Marriott Hill Country, which opened in 2010, is a premier group-oriented resort with 1,002 rooms and 268,000 total square feet of indoor and outdoor meeting and event space. The resort’s amenities include the 26,000-square-foot Lantana Spa; eight food and beverage outlets; the 9-acre River Bluff water experience; and TPC San Antonio featuring two 18-hole golf courses, the Greg Norman-designed Oaks Course and the Pete Dye-designed Canyons course. The purchase price for the acquisition, subject to certain purchase price adjustments, totaled approximately $800 million.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and entertainment experiences. RHP’s holdings include Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; Gaylord National Resort & Convention Center; and Gaylord Rockies Resort & Convention Center, five of the top ten largest non-gaming convention center hotels in the United States based on total indoor meeting space. The Company also owns the JW Marriott San Antonio Hill Country Resort & Spa and two ancillary hotels adjacent to our Gaylord Hotels properties. The Company’s hotel portfolio is managed by Marriott International and includes a combined total of 11,414 rooms as well as more than 3 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. RHP also owns a 70% controlling ownership interest in Opry Entertainment Group (OEG), which is composed of entities owning a growing collection of iconic and emerging country music brands, including the Grand Ole Opry, Ryman Auditorium, WSM 650 AM, Ole Red and Circle, a country lifestyle media network OEG owns in a joint venture with Gray Television, Nashville-area attractions, and Block 21, a mixed-use entertainment, lodging, office and retail complex, including the W Austin Hotel and the ACL Live at Moody Theater, located in downtown Austin, Texas. RHP operates OEG as its Entertainment segment in a taxable REIT subsidiary, and its results are consolidated in the Company’s financial results. Visit RymanHP.com for more information.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to Ryman’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding Ryman’s integration of the JW Marriott Hill Country and Ryman’s pursuit of additional value creation opportunities at the JW Marriott Hill Country. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include risks and uncertainties associated with Ryman’s integration of the JW Marriott Hill Country, Ryman’s ability to identify and capitalize on additional value creation opportunities at the JW Marriott Hill Country and the occurrence of any event, change or other circumstance that could limit Ryman’s ability to capitalize on any additional value creation opportunities it identifies at the JW Marriott Hill Country. Other factors that could cause results to differ materially are described in the filings made from time to time by Ryman with the U.S. Securities and Exchange Commission and include the risk factors and other risks and uncertainties described in Ryman’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2022, and its Quarterly Reports on Form 10-Q and subsequent filings. Except as required by law, Ryman does not undertake any obligation to release publicly any revisions to forward-looking statements made to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Executive Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Jennifer Hutcheson, Chief Financial Officer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6320	(929) 266-6315
jhutcheson@rymanhp.com	robert.winters@alpha-ir.com

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